                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                   FORM 8-K/A

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest reported event): December 20, 2000

                             AMERISTAR CASINOS, INC.
             (Exact name of registrant as specified in its charter)


             Nevada                          0-22494                        88-0304799
(State or other jurisdiction of      (Commission File Number)      (IRS Employer Identification
 incorporation or organization)                                              Number)


3773 Howard Hughes Parkway, Suite 490 South
Las Vegas, Nevada                                                              89109
(Address of principal executive offices)                                    (Zip Code)


                                 (702) 567-7000
              (Registrant's telephone number, including area code)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

        On January 4, 2001, Ameristar Casinos, Inc., a Nevada corporation (the "Company"), filed a Current Report on Form 8-K to report that the Company had completed its acquisition through wholly owned subsidiaries of substantially all the assets of St. Charles Riverfront Station, Inc. and of Kansas City Station Corporation for an aggregate purchase price of approximately $488 million in cash (the "Acquisitions").

        This amendment to the Company's previous Current Report on Form 8-K is being filed to, among other things, include the Financial Statements and Pro Forma Financial Information required by Item 7 of Form 8-K.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

        (a) Financial Statements.

        The combined financial statements of Station Casinos, Inc. Missouri Operations are attached hereto as Exhibit 99.1.

        (b) Pro Forma Financial Information.

        Pro forma financial information as of September 30, 2000 for the nine months ended September 30, 2000 and the twelve months ended December 31, 1999 relating to the Acquisitions, the financing transactions relating thereto and the Company's sale of substantially all the assets of the Reserve Hotel and Casino, located in Henderson, Nevada, is attached hereto as Exhibit 99.2.

        (c) Exhibits. The Exhibits listed below are incorporated herein in their entirety.

Exhibit No.   Description
-----------   -----------
99.1          Combined financial statements of Station Casinos, Inc. Missouri
              Operations, beginning on page F-1

99.2 Unaudited pro forma condensed financial statements, beginning on page F-17

99.3 Summary unaudited pro forma financial and other data, beginning on page F-24

ITEM 9. REGULATION FD DISCLOSURE

        The Company is conducting an offering of notes primarily for the purpose of repaying certain existing indebtedness. The offering will be made by a private placement pursuant to Rule 144A and an offering pursuant to Regulation S under the Securities Act. The offering will be limited to qualified institutional buyers and to other investors in transactions exempt from registration under Regulation S. The Company is including in this filing certain information that it plans to disclose to potential purchasers of the notes. This information is disclosed below under the heading "Disclosures" or in the attached Exhibits 99.1, 99.2 and 99.3.

        No assurance can be made that the offering of notes will be completed. The offering of notes is currently expected to be completed by early February 2001.

        The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This current report on Form 8-K/A does not constitute an offer to sell or the solicitation of an offer to buy any security.

DISCLOSURES

        The term "EBITDA" as used below consists of income from operations plus depreciation, amortization, preopening costs, impairment losses and costs of Missouri investigations and fines incurred by the former owner of the Missouri properties. For purposes of computing "pro-forma EBITDA", $1.9 million of development costs associated with Company's unsuccessful bid for a gaming license in Lemay, Missouri are excluded. For purposes of computing "pro forma property-level EBITDA," corporate overhead is excluded. EBITDA information is presented solely as a supplementary disclosure because management believes that it is a widely used measure of operating performance in the gaming industry and for companies with a significant amount of depreciation and amortization. EBITDA should not be construed as an alternative to income from operations (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. The Company has significant uses of cash flows, including capital expenditures and debt principle repayments that are not reflected in EBITDA. It should also be noted that not all gaming companies that report EBITDA information calculate EBITDA in the same manner as the Company.

        The term "Transactions" as used below refers to: (i) the Acquisitions,
(ii) the Disposition, and (iii) the financing transactions related to the Acquisitions and Disposition other than the private placement of notes described above. The Disposition has not yet been consummated. On January 10, 2001, the Nevada State Gaming Control Board found Station Casinos, Inc. suitable to operate The Reserve, subject to the issuance of a Gaming License by the Nevada Gaming Commission. It is anticipated that the Nevada Gaming Commission will consider the issuance of such a Gaming License at its meeting on January 25, 2001. The Disposition is expected to be consummated shortly after the issuance of such a Gaming License.

        The disclosures set forth below should be read in conjunction with:

        (1) the Company's Consolidated Financial Statements included in its Form 10-K for the year ended December 31, 2000 and its Form 10-Q for the quarter ended September 30, 2000 and the information incorporated into each such filing;

        (2) the Combined Financial Statements of Station Casinos, Inc. Missouri Operations included as Exhibit 99.1 hereto;

        (3) the Unaudited Pro Forma Condensed Financial Statements included as Exhibit 99.2 hereto; and

        (4) the Summary Unaudited Pro Forma Financial and Other Data included as Exhibit 99.3 hereto.

Management's Discussion and Analysis of Missouri Properties Results of
Operations

      The following sections discuss the combined historical results of the Kansas City property and the St. Charles property. Necessary adjustments have been made to the individual properties' results to reflect their results as if the properties were a stand-alone combined company during the periods discussed. However, the Missouri properties were subsidiaries of Station Casinos during the periods presented. Therefore, the results may not be indicative of operating results that would have been experienced had the Missouri properties been operated as a separate stand-alone combined company.

      The Kansas City property opened in January 1997 and was the last entrant into the Kansas City market. As the last competitor in the market, the Kansas City property was forced to spend a disproportionate amount on advertising and promotion in the beginning stages of the operation to attract and retain customers. In addition, labor costs have gradually declined over time as labor productivity has increased and appropriate staffing levels have been determined. The overall Kansas City gaming market has grown significantly from the opening of Ameristar Kansas City through December 31, 1999. The market growth combined with a competitor closing its operation in July 1998 has led to double digit casino revenue growth at the Kansas City property. This top-line revenue growth combined with cost reductions mentioned above have led to increases in cash flow margins.

      The St. Charles property opened in May 1994 in the St. Louis market. Two new large competitors entered the St. Louis market in April of 1997 and had a significant negative impact on gaming revenue at the St. Charles property. Overall revenues for the twelve months ended December 31, 1999 leveled out from the same period in the prior year. While some improvements were made in the operating cost structure during 1999, the overall operating margin declined due primarily to $4.9 million in dredging costs related to low water levels compared with $0.3 million during the twelve months ended December 31, 1998.

      Results of Operations by Property. The following table highlights certain historical results of operations of the Missouri properties and combined results:

                                          NINE MONTHS ENDED        YEARS ENDED         NINE MONTHS ENDED
                                            DECEMBER 31,           DECEMBER 31,          SEPTEMBER 30,
                                         -------------------   --------------------   -------------------
                                           1997       1998       1998       1999        1999       2000
                                         --------   --------   --------   ---------   --------   --------
                                                                  (IN THOUSANDS)
NET REVENUES:
    Ameristar Kansas City..............  $112,594   $133,596   $173,341   $ 196,340   $147,324   $156,959
    Ameristar St. Charles..............    90,778     85,977    116,658     118,308     88,563     90,758
                                         --------   --------   --------   ---------   --------   --------
    Combined...........................  $203,372   $219,573   $289,999   $ 314,648   $235,887   $247,717
                                         ========   ========   ========   =========   ========   ========
EBITDA:
    Ameristar Kansas City..............  $ 11,052   $ 28,462   $ 33,739   $  50,483   $ 37,436   $ 47,187
    Ameristar St. Charles..............    18,588     14,158     20,032      19,635     14,155     21,926
                                         --------   --------   --------   ---------   --------   --------
    Combined...........................  $ 29,640   $ 42,620   $ 53,771   $  70,118   $ 51,591   $ 69,113
                                         ========   ========   ========   =========   ========   ========

OPERATING INCOME (LOSS):
    Ameristar Kansas City..............  $ (2,804)  $ 13,452   $ 14,413   $  31,451   $ 23,757   $ 34,972
    Ameristar St. Charles..............     8,742    (19,051)   (16,484)   (116,170)     5,568     17,908
                                         --------   --------   --------   ---------   --------   --------
    Combined...........................  $  5,938   $ (5,599)  $ (2,071)  $ (84,719)  $ 29,325   $ 52,880
                                         ========   ========   ========   =========   ========   ========
EBITDA MARGINS:
    Ameristar Kansas City..............       9.8%      21.3%      19.5%       25.7%      25.4%      30.1%
    Ameristar St. Charles..............      20.5%      16.5%      17.2%       16.6%      16.0%      24.2%
    Combined...........................      14.6%      19.4%      18.5%       22.3%      21.9%      27.9%

OPERATING INCOME (LOSS) MARGINS:
    Ameristar Kansas City..............      (2.5%)     10.1%       8.3%       16.0%      16.1%      22.3%
    Ameristar St. Charles..............       9.6%     (22.2%)    (14.1%)     (98.2%)      6.3%      19.7%
    Combined...........................       2.9%      (2.5%)     (0.7%)     (26.9%)     12.4%      21.3%

       Nine Months Ended September 30, 2000 Versus Nine Months Ended September 30, 1999

      Net revenues at the Kansas City property increased by 6.6 percent from $147.3 million for the nine months ended September 30, 1999 to $157.0 million for the nine months ended September 30, 2000 while operating income for the property increased by 47.1 percent from $23.8 million to $35.0 million for the same periods. The Kansas City property's gaming revenue reflects the impact of growth of the overall market in Kansas City. In addition to the revenue growth, cost reductions throughout the property have improved operating margins. The cost reductions have been primarily focused on marketing and promotions costs as well as reductions in labor costs throughout the property.

      In March 2000, the St. Charles property consolidated its gaming operations by transferring its gaming activities from its riverboat to the existing barge. While net revenues at the St. Charles property were flat for the nine months ended September 30, 2000 due to the construction disruption during the first three months of the year relating to the reconfiguration, operating income improved from $5.6 million for the nine months period ended September 30, 1999 to $17.9 million for the nine month period ended September 30, 2000. The improvement of operating income was primarily the result of the elimination of costs associated with operating a riverboat and transferring its gaming operations to the existing barge. Cost reductions included $1.5 million related to the ongoing dredging requirements associated with the low water levels, $0.6 million for the elimination of the boat crew, as well as other miscellaneous costs related to duplicative functions of the Missouri properties.

      Casino revenues at the Kansas City property increased by 7.9 percent from $125.0 million for the nine months ended September 30, 1999 to $134.9 million for the nine months ended September 30, 2000. The growth in casino revenues primarily reflects growth in the overall market in Kansas City. This market growth was partially driven by the impact of open boarding, which commenced in November 1999 in

Kansas City. Casino expenses at the Kansas City property increased by 4.2 percent from $69.5 million for the 1999 period to $72.4 million for the 2000 period. As a percentage of casino revenues, casino expenses decreased from 55.6 percent for the 1999 period to 53.7 percent for the 2000 period, reflecting increases in labor costs that were more than offset by the increase in casino revenues.

      Casino revenues at the St. Charles property increased by 3.6 percent from $83.6 million for the nine months ended September 30, 1999 to $86.6 million for the nine months ended September 30, 2000. The moderate growth in casino revenues primarily reflects growth in the overall market in St. Louis, offset by significant competition. This market growth was partially driven by the impact of open boarding, which commenced in September 1999 in St. Louis. Additionally, casino revenues were partially offset by the construction disruption caused by the casino reconfiguration from a dual gaming facility operation to a single facility gaming operation. Casino expenses at the St. Charles property increased slightly from $46.2 million for the 1999 period to $47.1 million for the 2000 period, roughly consistent with the increase in casino revenues.

      Food and beverage revenues at the Kansas City property decreased from $17.1 million for the nine months ended September 30, 1999 to $16.9 million for the nine months ended September 30, 2000. The decrease in food and beverage revenues was due to select price increases that reduced the number of covers, particularly in the buffet. Food and beverage expenses decreased by 4.1 percent from $12.3 million for the 1999 period to $11.8 million for the 2000 period due to a reduction in the number of covers. As a percentage of food and beverage revenues, food and beverage expenses decreased from 71.9 percent for the 1999 period to 69.8 percent for the 2000 period, reflecting select price increases which more than offset increases in the cost of goods sold.

      Food and beverage revenues at the St. Charles property decreased by 30.1 percent from $7.3 million for the nine months ended September 30, 1999 to $5.1 million for the nine months ended September 30, 2000. The significant decrease in food and beverage revenues was primarily due to the construction disruption caused by the reconfiguration and an overall reduction of complimentaries. Food and beverage expenses decreased by 8.3 percent from $3.6 million for the 1999 period to $3.3 million for the 2000 period due to a reduction in the number of covers. As a percentage of food and beverage revenues, food and beverage expenses increased from 49.3 percent for the 1999 period to 64.7 percent for the 2000 period, reflecting increases in operating expenses relating to uniforms, and kitchen equipment coupled with the decline in food and beverage revenue as discussed above.

      Room revenues at the Kansas City property were essentially unchanged at $4.5 million for the nine months ended September 30, 1999 and 2000. Average daily occupancy increased from 82.2 percent for the 1999 period to 83.1 percent for the 2000 period while the average rate per room decreased from $108 for the 1999 period to $107 for the 2000 period. Room expenses were essentially unchanged at 27.4 percent of room revenues for the 2000 period.

      Other revenues at the Kansas City property decreased from $5.8 million for the nine months ended September 30, 1999 to $5.7 million for the nine months ended September 30, 2000, due to a decrease in valet revenues.

      Other revenues at the St. Charles property decreased from $2.1 million for the nine months ended September 30, 1999 to $2.0 million for the nine months ended September 30, 2000, due primarily to a decrease in gift shop revenues.

      Selling, general and administrative expenses at the Kansas City property decreased by 7.7 percent from $24.8 million for the nine months ended September 30, 1999 to $22.9 million for the nine months ended September 30, 2000. As a percentage of net revenues, selling, general and administrative expenses decreased from 16.8 percent in the 1999 period to 14.6 percent in the 2000 period. The decrease was due primarily to a continued focus on operating efficiencies, including fine-tuning staffing levels and advertising and promotion costs.

      Selling, general and administrative expenses at the St. Charles property decreased by 23.9 percent from $23.8 million for the nine months ended September 30, 1999 to $18.1 million for the nine months ended September 30, 2000. The decrease in selling, general and administrative expenses was primarily due to a reduction of costs related to ongoing dredging requirements associated with low water levels from $2.7 million in the prior year to $1.2 million in the current year. As a percentage of net revenues, selling, general and administrative expenses decreased from 26.9 percent in the 1999 period to 19.9 percent in the 2000 period due to the reduction in dredging costs.

      Depreciation and amortization expenses at the Kansas City property decreased by 13.9 percent from $13.7 million for the nine months ended September 30, 1999 to $11.8 million for the nine months ended September 30, 2000. The decrease in depreciation and amortization expenses was primarily due to certain original equipment that became fully depreciated in January 2000.

      Depreciation and amortization expenses at the St. Charles property decreased by 53.5 percent from $8.6 million for the nine months ended September 30, 1999 to $4.0 million for the nine months ended September 30, 2000. The decrease in depreciation and amortization expenses was primarily due to a write-down of assets in the fourth quarter of 1999.

       Twelve Months Ended December 31, 1999 Versus Twelve Months Ended December 31, 1998

      Casino revenues at the Kansas City property increased by 16.3 percent from $143.4 million for the twelve months ended December 31, 1998 to $166.8 million for the twelve months ended December 31, 1999. The growth in casino revenues reflects the growth in the overall market in Kansas City, the elimination of a competitor from the market in July 1998 and to a lesser extent, the impact of open boarding which commenced in November 1999. Casino expenses at the Kansas City property increased by 10 percent from $83.9 million for the 1998 period to $92.3 million for the 1999 period primarily due to an increase in gaming taxes paid on the increased casino revenues and to a lesser extent increased slot-marketing expenses. As a percentage of casino revenues, casino expenses decreased from 58.5 percent for the 1998 period to 55.3 percent for the 1999 period, reflecting increased slot marketing and gaming tax expenses that were more than offset by the increase in casino revenues.

      Casino revenues at the St. Charles property increased by 2.7 percent from $108.8 million for the twelve months ended December 31, 1998 to $111.7 million for the twelve months ended December 31, 1999. The growth in casino revenues reflects the growth in the overall market in St. Louis that was partially driven by the impact of open boarding, which commenced in September 1999. Partially offsetting the market growth, Illinois-based competitors, benefiting from dockside gaming, took a disproportionate amount of the market growth. Casino expenses at the St. Charles property decreased by 2.1 percent from $62.9 million for the 1998 period to $61.5 million for the 1999 period. As a percentage of casino revenues, casino expenses decreased from 57.8 percent for the 1998 period to 55.1 percent for the 1999 period, reflecting a decrease in casino marketing expenses.

      Food and beverage revenues at the Kansas City property decreased by 1.7 percent from $23.1 million for the twelve months ended December 31, 1998 to $22.7 million for the twelve months ended December 31, 1999. The decrease in food and beverage revenues was due to select price increases that reduced the number of covers, particularly in the buffet. Food and beverage expenses decreased from $17.8 million for the 1998 period to $16.4 million for the 1999 period primarily due to a reduced number of covers and a reduction in labor costs. As a percentage of food and beverage revenues, food and beverage expenses decreased from 77.1 percent for the 1998 period to 72.2 percent for the 1999 period, reflecting select price increases which more than offset the decrease in the number of covers.

      Food and beverage revenues at the St. Charles property decreased by 12.4 percent from $10.5 million for the twelve months ended December 31, 1998 to $9.2 million for the twelve months ended December 31, 1999. The decrease in food and beverage revenues was due to greater control of complimentaries. Food and beverage expenses decreased from $5.3 million for the 1998 period to

$4.8 million for the 1999 period due largely to lower labor costs. As a percentage of food and beverage revenues, food and beverage expenses increased from 50.5 percent for the 1998 period to 52.2 percent for the 1999 period.

      Room revenues at the Kansas City property increased from $5.9 million for the twelve months ended December 31, 1998 to $6.0 million for the twelve months ended December 31, 1999. Average daily occupancy decreased from 84 percent for the 1998 period to 81 percent for the 1999 period while the average rate per room increased from $104 for the 1998 period to $109 for the 1999 period. Room expenses decreased slightly from $1.7 million for the 1998 period to $1.6 million for the 1999 period.

      Other revenues at the Kansas City property increased by 5.5 percent from $7.3 million for the twelve months ended December 31, 1998 to $7.7 million for the twelve months ended December 31, 1999, due to increased entertainment and gift shop revenues.

      Other revenues at the St. Charles property decreased slightly from $3.0 million for the twelve months ended December 31, 1998 to $2.9 million for the twelve months ended December 31, 1999, due primarily to a decrease in gift shop revenues.

      Selling, general and administrative expenses at the Kansas City property decreased by 3.0 percent from $33.7 million for the twelve months ended December 31, 1998 to $32.7 million for the twelve months ended December 31, 1999. The decrease in selling, general and administrative expenses was due to primarily to the fine-tuning of operations at the Kansas City property. Selling, general and administrative expenses as a percent of net revenues is higher than normal for newly opened properties and reduces as the property's operations mature. Also, due to the fixed cost nature of some of these expenses, they decrease on a percentage basis as revenues increase. As a percentage of net revenues, selling, general and administrative expenses decreased from 19.4 percent in the 1998 period to 16.7 percent in the 1999 period.

      Selling, general and administrative expenses at the St. Charles property increased by 13.5 percent from $27.5 million for the twelve months ended December 31, 1998 to $31.2 million for the twelve months ended December 31, 1999. The increase in selling, general and administrative expenses was a result of $4.9 million of costs incurred by the St. Charles property during the fiscal year ended December 31, 1999 related to ongoing dredging requirements and costs related to low-water levels. During the twelve months ended in 1998, these costs represented only $0.3 million of total selling, general and administrative expenses. As a percentage of net revenues, selling, general and administrative expenses increased from 23.6 percent in the 1998 period to 26.4 percent in the 1999 period largely attributed to the dredging costs noted above.

      Depreciation and amortization expenses at the Kansas City property increased by 3.4 percent from $17.9 million for the twelve months ended December 31, 1998 to $18.5 million for the twelve months ended December 31, 1999. The increase in depreciation and amortization expenses was primarily attributable to normal maintenance capital expenditures.

      Depreciation and amortization expenses at the St. Charles property decreased by 19.7 percent from $13.2 million for the twelve months ended December 31, 1998 to $10.6 million for the twelve months ended December 31, 1999. The decrease in depreciation and amortization expenses was primarily due to equipment that became fully depreciated during the 1999 period.

       Nine Months Ended December 31, 1998 Versus Nine Months Ended December 31, 1997

      Casino revenues at the Kansas City property, which opened in January 1997, increased by 24.1 percent from $89.6 million for the nine months ended December 31, 1997 to $111.2 million for the nine months ended December 31, 1998. The growth in casino revenues reflects the initial growth of a newly opened property and to a lesser extent the growth in the overall market in Kansas City. Casino expenses at the Kansas City property increased by 9.8 percent from $58.2 million for the 1997 period to $63.9 million for the 1998 period largely reflecting a full year of operations. As a percentage of casino revenues, casino expenses decreased from 65.0 percent for the 1997 period to
57.5 percent for the 1998 period, reflecting a typical reduction in casino expense margin as a newly opened property matures.

      Casino revenues at the St. Charles property decreased by 2.5 percent from $82.4 million for the nine months ended December 31, 1997 to $80.3 million for the nine months ended December 31, 1998. The decline in casino revenues at St. Charles reflects the impact of significant new competition entering the market in March 1997. Casino expenses at the St. Charles property increased by 1.5 percent from $45.8 million for the 1997 period to $46.5 million for the 1998 period. As a percentage of casino revenues, casino expenses increased from 55.6 percent for the 1997 period to 57.9 percent for the 1998 period, reflecting increased slot-marketing costs.

      Food and beverage revenues at the Kansas City property decreased by 10.8 percent from $19.4 million for the nine months ended December 31, 1997 to $17.3 million for the nine months ended December 31, 1998. The decrease in food and beverage revenues was due to a reduction in food related promotional activities. Food and beverage expenses decreased from $13.5 million for the 1997 period to $12.5 million for the 1998 period due to a reduction in the number of covers. As a percentage of food and beverage revenues, food and beverage expenses increased from 69.6 percent for the 1997 period to 72.3 percent for the 1998 period.

      Food and beverage revenues at the St. Charles property were essentially unchanged at $7.8 million for 1998 period. Food and beverage expenses were essentially unchanged at $3.9 million for the 1998 period.

      Room revenues at the Kansas City property increased by 7.1 percent from $4.2 million for the nine months ended December 31, 1997 to $4.5 million for the nine months ended December 31, 1998. Average daily occupancy decreased from 89 percent for the 1997 period to 82 percent for the 1998 period while the average rate per room increased from $91 for the 1997 period to $108 for the 1998 period. Room expenses increased slightly from $1.2 million for the 1997 period to $1.3 million for the 1998 period.

      Other revenues at the Kansas City property increased by 7.8 percent from $5.1 million for the nine months ended December 31, 1997 to $5.5 million for the nine months ended December 31, 1998. This increase in other revenues was due to increased revenues for gift shop, valet and tenant income, which was offset by a decrease in entertainment revenue.

      Other revenues at the St. Charles property decreased by 50.0 percent from $4.6 million for the nine months ended December 31, 1997 to $2.3 million for the nine months ended December 31, 1998. This decrease in other revenues was due to the elimination of lease revenue for a riverboat lease, which terminated in June 1997.

      Selling, general and administrative expenses at the Kansas City property decreased by 7.7 percent from $27.1 million for the nine months ended December 31, 1997 to $25.0 million for the nine months ended December 31, 1998. The decrease in selling, general and administrative expenses was due primarily to the fine-tuning of operations. Selling, general and administrative expenses, as a percentage of net revenues, is higher than normal for newly-opened properties and reduces as the property's operations mature. Also, due to the fixed cost nature of some of these expenses, they decrease on a percentage basis as revenues increase. As a percent of net revenues, selling, general and administrative expenses decreased from 24.1 percent in the 1997 period to 18.7 percent in the 1998 period.

      Selling, general and administrative expenses at the St. Charles property decreased 3.7 percent from $21.4 million for the nine months ended December 31, 1997 to $20.6 million for the nine months ended December 31, 1998.

      Depreciation and amortization expenses at the Kansas City property increased by 2.3 percent from $13.3 million for the nine months ended December 31, 1997 to $13.6 million for the nine months ended December 31, 1998. The increase in depreciation and amortization expenses was primarily attributable to normal maintenance capital expenditures.

      Depreciation and amortization expenses at the St. Charles property remained relatively unchanged at $9.8 million for the 1998 period.

Other Matters.

        At the Company's recently acquired gaming and entertainment facility located in St. Charles, Missouri, which is owned and operated by the Company's wholly owned subsidiary, Ameristar Casino St. Charles, Inc., the Company intends to invest approximately $110 million to complete an expansion of the property in which the former owner invested approximately $169 million prior to the Acquisitions. The development and construction of the St. Charles expansion involves many uncertainties that could affect the final cost and time required to complete the project. The Company expects to commence construction to complete the St. Charles expansion within six months of the closing of the Acquisitions. The Company's anticipated costs and construction periods are based upon the budgets, conceptual design documents and construction schedule estimates prepared by the Company in consultation with architects and a general contractor and assume that the Company will be able to use most of the construction materials that were purchased in 1996 and 1997 by the former owner. The Company cannot be sure that the construction materials that the Company acquired as part of the Acquisitions will be available for use in the expansion project. If the Company is not able to use a significant portion of the construction materials that the Company acquired, the costs of the expansion could increase materially. Budget overruns and delays with respect to the project could have a material adverse impact on the Company's results of operations, particularly in light of the requirements of the Missouri Gaming Commission that the Company complete construction of the St. Charles expansion prior to January 1, 2004 or face potential loss of the Company's license to operate Ameristar St. Charles.

        The Company's senior credit facilities provide $100 million of borrowing capacity specifically for the St. Charles expansion. The Company anticipates that the costs of completing the expansion project as currently contemplated will be approximately $110 million. Accordingly, the Company will be required to finance a portion of the expansion project with cash from operations. The Company cannot be sure that its financial performance will be sufficient to fund the expansion project. This risk will become more significant if the Company has substantial cost overruns because of greater than expected deterioration, budget overruns or changes in the project. Under the terms of the indenture and the Company's senior credit facilities, it is not likely that the Company will be able to incur additional debt to fund the expansion project if cash from operations and available borrowings under the Company's senior credit facilities are not sufficient to fund the construction.

        For the twelve months ended September 30, 2000, slot revenue comprised approximately 82% of Ameristar's pro forma gaming revenue and gaming revenue comprised approximately 83% of Ameristar's total pro forma revenue.

        The purchase price for the Missouri properties represents an approximately 20% discount to the former owner's capital investment in the properties and equates to an approximately 5.5 times multiple of the Missouri properties' combined EBITDA for the twelve months ended September 30, 2000. Ameristar has retained the key managers of the Missouri properties. Under their management, the Missouri properties' combined EBITDA increased from approximately $51.5 million for the twelve months ended March 31, 1997 to approximately $88.8 million for the twelve months ended September 30, 2000.

        In 2001, the Company expects to complete an approximately $7.4 million renovation and enhancement project at Ameristar Council Bluffs. In 2001, the Company plans to complete an approximately $10.0 million renovation and enhancement project at Ameristar Vicksburg.



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

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the undersigned Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      AMERISTAR CASINOS, INC.


January 12, 2001                      By: /s/ Gordon R. Kanofsky
(Date)                                    --------------------------------------
                                          Gordon R. Kanofsky
                                          Senior Vice President of Legal Affairs

Exhibit Number
and Page No.          Description of Exhibit                                Method of Filing
99.1, F-1             Combined financial statements of Station              Filed
                      Casinos, Inc. Missouri Operations                     electronically
                                                                            herewith

99.2, F-17            Unaudited pro forma condensed financial statements    Filed
                                                                            electronically
                                                                            herewith

99.3, F-24            Summary unaudited pro forma financial and other       Filed
                      data                                                  electronically
                                                                            herewith



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